EXHIBIT 29 (a)(i)

DEAN HELLER
Secretary of State

DONALD J. REIS
Chief Deputy Secretary of State

CHARLES E. MOORE
Securities Administrator

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

PAMELA BISSELL CROWELL
Deputy Secretary for Elections

STATE OF NEVADA

 (State Seal)

OFFICE OF THE
SECRETARY OF STATE

AGENT OF THE ISSUER REGISTRATION

DATE:  02/08/99

TO:  Thomas Cook
     THOMAS C. COOK & ASSOCIATES
     3110 S. Valley View, Suite 105
     Las Vegas, NV  89102

RE:  Jesky, T. J. (Agent of the Issuer)
Issuer:  BARRINGTON LABORATORIES, INC.
File No: S98-248

Dear Sir:

Please be advised that the above referenced sales representative registration is effective with the state of Nevada, Securities
Division, as of 02/09/99, and such registration remains in effect until December 31, 1999.

Also, please be aware of the fact that no solicitation or sales may be made until the securities registration of the issuer has been approved with the Securities Division.

A renewal fee of $55 must be paid by January 1, 2000. If the firm does not wish to renew the sales representative's registration, please terminate that registration by submitting a Form U-5 to this Division.

If you have any questions or need further assistance concerning the licensing of sales representatives in the state of Nevada, contact Terry Sanchez, Licensing Examiner, (702) 486-2440.

FOR THE ADMINISTRATOR

/s/ Edwin J. Apenbrink
------------------------
EDWIN J APENBRINK
Director of Registration and Licensing

MAIN OFFICE:
101 N. Carson Street, Suite 3
Carson City, NV  89701-4786
Telephone (702) 687-5203
Fax (702) 687-3471

SECURITIES DIVISION:
555 E. Washington Avenue, Suite 5200
Las Vegas, NV  89101
Telephone (702) 486-2440
Fax (702) 486-2452

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